EXHIBIT 99.1

       Talon International Promotes Larry Dyne to President

LOS ANGELES, Calif. — May 1, 2009 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of apparel accessories including Talon zippers, fasteners, trim and interlining products, today announced the promotion of Larry Dyne to President, Talon International, Inc. effective immediately.

“Larry has made significant contributions to Talon and has helped to establish the company as a leading apparel accessory company” said Lonnie Schnell, Talon’s Chief Executive Officer.

With more than 18 years of executive experience within the apparel industry under his belt, Mr. Dyne had previously served Talon as executive vice president sales, and vice president of the Trim Division. In his new role as president, Larry Dyne will oversee all sales, marketing, industry-facing and customer-facing activities for the company. Mr. Dyne will continue to report directly to Lonnie Schnell, CEO of Talon International, Inc.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Levi Strauss & Co., Juicy Couture, Ralph Lauren, Victoria’s Secret, Target Stores, Wal-Mart, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and the Dominican Republic.

Company Contact

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com